EXHIBIT 11

                        HASBRO, INC. AND SUBSIDIARIES
                  Computation of Earnings Per Common Share
              Quarters Ended April 2, 2000 and March 28, 1999

           (Thousands of Dollars and Shares Except Per Share Data)





                                            2000                 1999
                                      -----------------    -----------------
                                       Basic    Diluted     Basic    Diluted
                                      -------   -------    -------   -------

Net earnings applicable to
    common shares                    $ 15,127    15,127     13,795    13,795
                                      =======   =======    =======   =======

Weighted average number of shares
 Outstanding:
  Outstanding at beginning of
   period                             192,984   192,984    196,175   196,175
  Exercise of stock options
   and warrants:
    Actual                                  5         5        332       332
    Assumed                                 -       778          -     8,723
  Purchase of common stock             (3,426)   (3,426)      (609)     (609)
                                      -------   -------    -------   -------
    Total                             189,563   190,341    195,898   204,621
                                      =======   =======    =======   =======

Per common share:

  Net earnings                       $    .08       .08        .07       .07
                                      =======   =======    =======   =======